EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Michael M. Moran Chief of Capital Markets 877-884-5662 Media Contact: Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Announces Results of Annual Meeting

LANSING, Mich., and PHOENIX, Ariz.: December 9, 2011:  Capitol Bancorp Limited (“Capitol”) (OTCQB: CBCR) announced today the results of its annual meeting of shareholders held on Thursday, December 8, 2011.  More than 70 percent of Capitol’s outstanding shares voted on the proposals, with more than 91 percent voting in favor of the proposal to elect five Class I directors to hold office for three years, and more than 97 percent voting in favor of the ratification of the appointment of BDO USA, LLP as Capitol’s independent auditors for the year ending December 31, 2011.

Following the voting on the proposals electing the Class I directors and ratifying the independent auditors, the Annual Meeting was thereafter adjourned until a later date to allow additional time to solicit votes for these shareholder proposals: to amend Capitol’s articles of incorporation to require majority voting for the election of directors, to redeem the preferred stock purchase rights under Capitol’s tax benefits preservation plan, to implement a policy requiring a two-thirds majority of independent directors and an additional shareholder proposal to declassify the board, if properly presented at this adjourned session of the Annual Meeting.  Supplemental proxy materials will be mailed promptly to shareholders of record as of November 4, 2011, and the Annual Meeting will reconvene on Wednesday, January 18, 2012 at 10:00 a.m., at which time the shareholder proposals will be considered and acted upon.

About Capitol Bancorp Limited
Capitol is a national community banking company with a network of separately chartered banks in 11 states.  Founded in 1988, Capitol has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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